Exhibit 11.2

Amber International Holding Limited

Statement of PolicIES Governing Material Non-Public Information and

The Prevention of InsideR Trading

(Adopted by the Board of Directors of Amber International Holding Limited on March 12, 2025, effective immediately)

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of Amber International Holding Limited and its subsidiaries and variable interest entities (collectively, the “Company”) or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above (“Insider(s)”).

Every Insider must review this Statement, and execute and return the Certificate of Compliance attached hereto to the Legal Department of the Company (the “Legal Department”) within seven (7) days after you receive this Statement.  Questions regarding the Statement should be directed to the Legal Department at legal_apac@ambergroup.io (email).

This Statement consists of four sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading. Section III explains insider trading, and Section IV describes the rules and guidelines for transactions under Rule 10b5-1 plans.

I.

SUMMARY

Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.  “Insider trading” occurs when any person purchases or sells securities while in possession of inside information relating to such securities.  As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance.  Violation of this Policy could cause extreme reputational damage and possible legal liability to you and the Company.  Knowing or willful violations of this Statement or spirit of this Policy will be grounds for immediate dismissal from the Company.  Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation.  The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, while the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the Company thereof and the exercise of options that does not involve the sale of securities, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A.No Trading - No Insider shall purchase or sell any securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such a plan, a “Rule 10b5-1 plan”) while in possession of material, non-public information relating to the Company, its ADSs or other securities (the “Material Information”) or during certain periods. See Section III-IV for additional procedures and guidelines regarding Rule 10b5-1 plans.

In the event that the Material Information possessed by you relates to the ADSs or other securities of the Company, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on Nasdaq following such public disclosure.  The term “Trading Day” is defined as a day on which Nasdaq is open for trading.  Except for public holidays in the United States, Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Insider shall purchase or sell any securities of the Company or enter into a Rule 10b5-1 plan, regardless of whether such Insider possesses any Material Information, (1) during any period commencing on the last day of the last month of each fiscal quarter and ending at the close of trading on the second Trading Day following the date upon which the Company’s earnings statement for that fiscal quarter is released to the public; or (2) without the prior clearance by the Legal Department, during any period designated as a “limited trading period.”  The Legal Department may declare limited trading periods at the times that he deems appropriate, and need not provide any reason for making a declaration.

Furthermore, beginning on December 31 of each fiscal year, no Insider shall purchase or sell any security of the Company until the close of trading on the second Trading Day following the date of the Company’s release of its financial results for the fiscal year ended on December 31 of the prior year.Please see Section III below for an explanation of the Material Information.

B.Trading Window for Directors, Officers and Key Employees – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, officers, directors and key employees designated by the Company may only purchase or sell any securities of the Company or enter into a Rule 10b5-1 plan or any other non-Rule 10b5-1 plan during the “Trading Window.”  Generally, there will be four Trading Windows per year, each commencing with the close of trading on the second Trading Day following the date upon which the Company’s financial results for the prior fiscal quarter is released to the public and closing on the last day of the last month of each fiscal quarter.

Furthermore, all transactions in the Company securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of ordinary shares issued upon exercise of stock options and the execution of a Rule 10b5-1 plan , but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees (for the purpose of this Policy, key employees refer to employees with M3 Grade or equivalent or above, and Finance employees who have access to sensitive financial information) designated by the Company from time to time must be pre-approved by the Legal Department. A form for such purposes is provided as Attachment A.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before Nasdaq closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all Insiders should strictly comply with all other policies set forth in this Statement.

When in doubt, do not trade!  Check with the Legal Department first.

C.No Tipping - No Insider shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) while in possession of such Material Information.

D.Confidentiality - No Insider shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Legal Department in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment - No Insider shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties.  Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Legal Department.

F.Corrective Action - If any potentially Material Information is inadvertently disclosed, any Insider should notify the Legal Department immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of securities while in possession of “material” and “non-public” information relating to such securities.  “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments.  “Purchase” and “sale” are defined broadly under the federal securities law.  “Purchase” includes not only the actual purchase of securities, but any contract to purchase or otherwise acquire securities.  “Sale” includes not only the actual sale of securities, but any contract to sell or otherwise dispose of securities.  These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to the securities.  It is generally understood that insider trading includes the following:

•	trading by Insiders while in possession of material, non-public information;
•

trading by persons other than Insiders while in possession of material, non-public information where the information either was given in breach of an Insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	communicating or tipping material, non-public information to others, including recommending the purchase or sale of the securities while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities.  Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

A.What Facts are Material?

The materiality of a fact depends upon the circumstances.  A fact is considered “material” if it could reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold the Company’s securities or where the fact is likely to have a significant effect on the market price of the Company’s securities.  Material Information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of securities, debt or equity.

Examples of Material Information include (but are not limited to) information concerning:

•	dividends;
•	corporate earnings or earnings forecasts;
•	changes in financial condition or asset value;
•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•	negotiations for material business alliance and collaboration arrangements;
•	significant new contracts or the loss of a significant contract;
•	significant new products or services;
•	significant marketing plans or changes in such plans;
•	capital investment plans or changes in such plans;
•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;
•	significant borrowings or financings;
•	defaults on borrowings;
•	new equity or debt offerings;
•	significant personnel changes;
•	changes in accounting methods and write-offs; and
•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.  One convenient rule of thumb in making this determination is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if he or she knew what I know about the Company?”  If the answer is “no,” chances are you possess material, non-public information.

B.What is Non-public?

Information is “non-public” if it has not been disclosed in a manner that allows it to be widely disseminated.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors such as in a press release or in the Company’s filing with the United States Security and Exchange Commission (the “SEC”), or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International.  The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

C.Who is an Insider?

Insiders include all directors, officers, employees and consultants of the Company or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above.  Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities.  In addition, family members and friends of Insiders as well as professional advisors of the Company (e.g. accountants, attorneys, investment bankers and consultants) who receive material, non-public information about the Company may also fall under the definition of Insiders of the Company.

It should be noted that trading by members of an Insider’s family members can be the responsibility of such Insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.Trading by Persons Other than Insiders

Insiders are also prohibited from disclosing material non-public information, or making a recommendation or expressing an opinion regarding the Company’s securities based on such information, to others who might use the information to trade in the Company’s securities.  Both the Insider who communicated the material non-public information and the person who receives and uses such information (the “Tippee”) may be liable under United States securities laws.

Persons other than Insiders also can be liable for insider trading, including Tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.  Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider.  Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade.  In other words, a Tippee’s liability for insider trading is no different from that of an Insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;

•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal.  Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the United States Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated upon the occurrence of insider trading.

IV.

TRANSACTIONS UNDER Rule 10b5-1 PLANS

Implementation of a trading plan under Rule 10b5-1 under the Exchange Act, allows a person to place a standing order with a broker to purchase or sell Company securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes.  Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material non-public information at the time of the trade. Any other trading plans that are not implemented under Rule 10b5-1, that do not have the protections of Rule 10b5-1, are referred to as non-Rule 10b5-1 plans.

A Rule 10b5-1 plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect.  Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the Rule 10b5-1 plan to the Legal Department for prior, written approval. Subsequent termination or modifications to any Rule 10b5-1 plans must also be pre-approved by the Legal Department.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

•	The Rule 10b5-1 plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
•

The Rule 10b5-1 plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the individual must at all times act in good faith with respect to the Rule 10b5-1 plan;

•

Any person adopting the Rule 10b5-1 plan who serves as a director or Section 16 officer (an officer who is subject to the reporting and liability provisions of Section 16 of the Exchange Act, including the Company’s executive officers and its principal accounting officer or controller) of the Company must certify in writing, in the terms of the Rule 10b5-1 plan agreement, that, at the time of the adoption of a Rule 10b5-1 plan (whether a new plan or due to a Termination Modification, as defined below): (1) they are not aware of material nonpublic information about the Company or the Company’s securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

•

Any modification to the amount, price or timing of the purchase or sale of securities under the Rule 10b5-1 plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current Rule 10b5-1 plan and the adoption of a new Rule 10b5-1 plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”);

•

The first trade made following adoption or Termination Modification of a Rule 10b5-1 Plan of a Section 16 officer or director of the Company may take place no sooner than the later of (i) 90 calendar days from adoption or modification and (ii) the second business day after the Company announces its financial results in a Form 20-F or Form 6-K for the quarter in which the Rule 10b5-1 plan is adopted or amended by a

Termination Modification (but in any event, not to exceed 120 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan) (the “Officer Cooling-Off Period”). For individual other than Section 16 officers and directors of the Company, the Cooling-Off Period must be at least 30 days following the Rule 10b5-1 plan’s adoption or any Termination Modification of such Rule 10b5-1 plan (the “non-Officer Cooling-Off Period”; together with Officer Cooling-Off Period, the “Cooling-Off Period”);

•

Except as permitted by the Legal Department and subject to the limitations under Rule 10b5-1, any directors, officers, employees and consultants of the Company may not have more than one Rule 10b5-1 plan in effect at any given time, and no transactions may be effected outside the Rule 10b5-1 plan;

•

If a Rule 10b5-1 Plan is meant to effect a single transaction, any directors, officers, employees and consultants of the Company may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period;

•	The Rule 10b5-1 plans must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
•	The Rule 10b5-1 plan should, in the absence of special circumstances, be for a period of not less than one year;
•

The Rule 10b5-1 plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the Rule 10b5-1 plan may occur and at what price;

•

There may generally not be a termination or Termination Modification of a Rule 10b5-1 plan once it is executed to avoid calling into question the original “bona fides” of the Rule 10b5-1 plan; any Termination Modification must be made only during a non-blackout period when the person is not in possession of material non-public information and transactions under the amended Rule 10b5-1 plan may not commence until the Cooling-Off Period, beginning at the execution of the Termination Modification, has elapsed; and

•	Rule 10b5-1 plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a Rule 10b5-1 should be noted on the form.

Information regarding adoption, modification, termination and material terms of any trading plan (including any modification or change to the plan), including both Rule 10b5-1 plans and non-Rule 10b5-1 plans, may be required to be disclosed in the Company’s annual report on Form 20-F.

A copy of the executed version of any pre-cleared trading plan, both Rule 10b5-1 plans and non-Rule 10b5-1 plans, or any pre-cleared amendment to or modification or termination of a trading plan must be provided to the Legal Department for retention in accordance with the Company’s record retention policy.

CERTIFICATION OF COMPLIANCE

TO:	Legal Department
FROM:	______________________________
RE:	AMBER INTERNATIONAL HOLDING LIMITED STATEMENT OF POLICIES OF GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the policies set forth in the referenced Statement of Policies (such policies, as from time to time amended, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with Amber International Holding Limited, to comply fully with the Policies.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with Amber International Holding Limited or any of its subsidiaries or affiliated entities.

I agree to adhere to the Policy in the future.

___________________________

Name:

Title:

___________________________

Date

Attachment A

Form of Trading Clearance Application

Name:______________________________________________________________________________________________________

Title:_______________________________________________________________________________________________________

Proposed Transaction Date:_____________________________________________________________________________________

Type of Security to be Traded:___________________________________________________________________________________

Type of Transaction (Hedge / Pledge/ Purchase / Sale / Entry into 10b5-1 Plan or other non-Rule 10b5-1 plan (if plan, please attach) / Gift):_______________________________________________________________________________________________________

Number of Shares Involved (if applicable):_________________________________________________________________________

Certification

I hereby certify that I am not in possession of any material non-public information about the Company and / or its subsidiaries.  I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company Securities or a person’s decision to buy, sell or hold Company Securities. If entering into a Rule 10b5-1 Plan or other non-Rule 10b5-1 plan, I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

__________________________________

Name:

Date:

Review and Decision

The undersigned has reviewed the foregoing application and approves / prohibits (circle one) the proposed trade(s).

__________________________________

Name:

Title:

Date:

Acknowledgement

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading.

Name Printed:

Date: